UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 12, 2010

Date of Report (Date of earliest event reported)

THE BLACK & DECKER CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-01553	52-0248090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 East Joppa Road
Towson, Maryland		21286
(Address of principal executive offices)		(Zip Code)

(410) 716-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On March 12, 2010, The Black & Decker Corporation (“Black & Decker”) held a special meeting of its stockholders in connection with the Agreement and Plan of Merger dated as of November 2, 2009 (the “Merger Agreement”), by and among Black & Decker, The Stanley Works (“Stanley”) and Blue Jay Acquisition Corp., a wholly owned subsidiary of Stanley (“Merger Sub”), pursuant to which Merger Sub will merge with and into Black & Decker, with Black & Decker continuing as the surviving corporation and as a wholly owned subsidiary of Stanley (the “Merger”), and each outstanding share of common stock, par value $0.50 per share, of Black & Decker will be converted into the right to receive 1.275 shares of common stock, par value $2.50 per share, of Stanley (and associated Series A Junior Participating Preferred Stock purchase rights), with cash paid in lieu of fractional shares. The meeting was held in order to approve the Merger contemplated by the Merger Agreement.

The following is a summary of the voting results for approval of the Merger:

Votes For	Votes Against	Abstentions	Broker Non-Votes
49,058,848	473,004	68,111	N/A

The votes in favor of the merger represented 79.6% of the outstanding shares of Black & Decker common stock as of the record date and 99.0% of the shares voted at the meeting.

Item 8.01	Other Events.

On March 12, 2010, antitrust clearance for the Merger was received from the European Union Commission. As of March 12, 2010, Black & Decker and Stanley have received all antitrust clearances necessary to complete the Merger.

Black & Decker and Stanley expect that the Merger will become effective at 5:00 p.m., eastern time, on March 12, 2010.

THE BLACK & DECKER CORPORATION

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BLACK & DECKER CORPORATION

By:	/s/ CHARLES E. FENTON
Charles E. Fenton
Senior Vice President and General Counsel

Date: March 12, 2010